Exhibit 99.2

News for Immediate Release

Contact:

David Hartung
Investor Relations
First Marblehead
800 Boylston Street, 34th FL
Boston, MA 02199
617.638.2011

FIRST MARBLEHEAD TO ACQUIRE TUITION MANAGEMENT SYSTEMS (TMS) FROM KEYBANK, N.A.

BOSTON, MA, November 22, 2010— The First Marblehead Corporation (NYSE: FMD) today announced the signing of a definitive agreement to acquire Tuition Management Systems (TMS) from KeyBank, N.A.  TMS is one of the nation’s largest providers of outsourced tuition planning, billing, counseling, and payment technology services for colleges, universities, and elementary and secondary schools.

Tuition Management Systems operates in 47 states and serves over 1,200 school clients.  Last year, TMS processed approximately $3.7 billion in tuition and related payments from over 400,000 families.  The business was founded by brothers Steven and Jon Dodd in 1985 and is headquartered in Warwick, Rhode Island.

“Schools are continually searching for ways to make the payment process simpler, more cost effective and more family-friendly.  The products and services offered by

TMS complement First Marblehead’s education finance and loan processing capabilities. Together, the combined organization can help schools and families better access products and handle tasks that enhance educational affordability,” said Daniel Meyers, First Marblehead Chairman and CEO.  “TMS has an excellent reputation in the marketplace and the entrepreneurial founders of the company have built a stable, fee-based revenue stream that has been incredibly resilient.  We look forward to working with the TMS management team to grow the combined organization over the coming years.”

Steven Dodd, President of TMS, said “Over the past 25 years we’ve helped make education more affordable for families across the country and we’re excited to continue that tradition as part of First Marblehead.  With First Marblehead, we’ll be able to invest in our technology to offer schools and families even more flexible products to help them better manage their education finances.”

Under the terms of the transaction, TMS will be acquired by a wholly owned subsidiary of The First Marblehead Corporation.  TMS, which employs approximately 170 individuals, will retain its separate brand identity, management team and operations.  On an annualized basis, TMS is expected to add approximately $31 million of total revenues to FMD’s operating results.  FMD believes TMS will be cashflow positive during the first year and accretive to earnings in year two. The transaction is expected to close prior to January 1, 2011. First Marblehead was advised by Sandler O’Neill + Partners, L.P. and KeyBank, N.A. was advised by UBS Securities LLC.

About The First Marblehead Corporation — First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the MonogramSM platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs.  First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org.  For more information, go to www.firstmarblehead.com.

Statements in this press release regarding First Marblehead’s future financial and operating results, including following the acquisition of Tuition Management Systems (TMS), prospects and the closing of the transaction in a timely manner as well as any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our historical performance, the historical performance of TMS and on our plans, estimates and expectations as of November 22, 2010.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates, intentions or expectations expressed or implied by us will be achieved.  You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause our actual financial or operational results, including the expected financial performance of TMS and resulting revenues and results of operations, the timing of events and the management of TMS operations, to be materially different than those expressed or implied by forward-looking statements.  Important factors that could cause or contribute to such differences include: First Marblehead’s and KeyBank’s ability to consummate the transaction; satisfaction of conditions to the completion of the transaction, including required third party consents; the possibility that First Marblehead and TMS may be unable to achieve expected synergies and operating efficiencies in the transaction within the expected time-frames or at all; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or clients) may be greater than expected following the transaction; the retention of certain key employees at TMS; other business effects, including the effects of industry, economic or political conditions outside of First Marblehead’s or TMS’ control, including changes in the financing preferences of educational institutions, students and their families; transaction costs; and the other factors set forth under the caption “Part II - Item 1A. Risk Factors” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2010.  We specifically disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, even if our estimates change, and you should not rely on those statements as representing our views as of any date subsequent to the date of this press release.

###

© The First Marblehead Corporation